To the Shareholders and
Board of Trustees
Nakoma Absolute Return Fund

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of Nakoma Absolute Return Fund the Fund a series of the Nakoma
Mutual Funds as of and for the period ended May 31 2007 in accordance with the standards of the Public Company Accounting Oversight Board United States we considered the Funds internal control over financial reporting including control activities for safeguarding securities as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form NSAR but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition use or disposition of a funds assets that could have a material effect on the financial statements.
Because of its inherent limitations internal control over financial reporting may not prevent or detect misstatements. Also projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
A control deficiency exists when the design or operation of a control does not allow management or employees in the normal course of performing their assigned functions to prevent or detect misstatements on a timely basis.
A significant deficiency is a control deficiency or combination of control deficiencies that adversely affects the fund s ability to initiate authorize record process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the fund s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be preventedor detected.
Our consideration of the Fund s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily discloseall deficiencies in internal control that might be significant deficiencies or materialweaknesses under standards established by the Public Company Accounting Oversight Board United States. However we noted no deficiencies in the Fund s internal control overfinancial reporting and its operation including controls for safeguarding securities that we consider to be a material weakness as defined above as of May 31 2007. This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is notintended to be and should not be used by anyone other than these specified parties.





Cohen Fund Audit Services Ltd.
Westlake Ohio
July 18 2007
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